UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2019

VITAL THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15222-B Avenue of Science San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   (858) 673-6840
________________________________________________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. Yes ☒    No  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Lease Assignment Agreement
Vital Therapies, Inc. (the “Company”) entered into a lease assignment agreement (the “Lease Assignment Agreement”) with ViaCyte, Inc. (“ViaCyte”), pursuant to which the Company assigned to ViaCyte its Industrial/Commercial Multi-Tenant lease - Net, dated October 18, 2016 by and between the Company and R.E. Hazard Contracting Company (the “Lessor”) regarding the Company’s facilities located at 15222 Avenue of Science, Suite B, San Diego, CA 92128, (the “Lease”). The assignment was approved by the Lessor on March 15, 2019.
The effective date of the lease assignment will be May 1, 2019, at which time ViaCyte will assume the Company’s obligations under the Lease. The Lessor has agreed to relieve the Company from liability for any lessee obligations occurring on or after May 1, 2019.
The Lease Assignment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Asset Purchase Agreement
On March 13, 2019, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with RH Cell Therapeutics Corp (the “Purchaser”), pursuant to which the Company will sell to the Purchaser all of its ELAD System related assets including intellectual property rights and all of the Company’s equity interest in its subsidiary, Vital Therapies (Beijing) Co. Ltd. but excluding the Company’s manufacturing facility and related assets.
In exchange for these assets, the Purchaser shall pay to the Company in cash, upon closing, an amount equal to two million four hundred seventy five thousand fifty one US Dollars ($2,475,051).
The Asset Purchase Agreement contains customary representations, warranties and agreements by the parties thereto. In addition, the Asset Purchase Agreement contains conditions to closing, including either the approval of the asset sale by the requisite vote of stockholders of the Company or, alternatively the reasonable determination by the Company’s Board of Directors that such approval is not required. The closing of the Asset Purchase Agreement is expected to occur after the closing of the Exchange Agreement among the Company, Immunic AG and the shareholders of Immunic AG dated as of January 6, 2019.
The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The Asset Purchase Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. The terms of the Asset Purchase Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Asset Purchase Agreement. In particular, the assertions embodied in the representations and warranties in the Asset Purchase Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited, qualified or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and in confidential disclosure schedules to the Asset Purchase Agreement. Moreover, certain representations and warranties in the Asset Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts and may not describe the actual state of affairs at the date they were made or at any other time. Accordingly, you should not rely on the representations and warranties in the Asset Purchase Agreement as characterizations of the actual state of facts about the parties.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Lease Assignment Agreement by and between ViaCyte, Inc. and Vital Therapies, Inc.
10.2	Asset Purchase Agreement by and between RH Cell Therapeutics Corp and Vital Therapies, Inc., dated March 13, 2019

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL THERAPIES, INC.

By: /s/ Michael V. Swanson
Michael V. Swanson Chief Financial Officer
Date: March 19, 2019